FOR IMMEDIATE RELEASE
February 14, 2013

Genesis Energy, L.P. Reports Record Fourth Quarter and Full Year 2012 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its results for the fourth quarter and year ended December 31, 2012. Results for the quarterly and annual periods included the following items:

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We generated a record total Available Cash before Reserves of $50.5 million in the fourth quarter of 2012, an increase of $13.1 million, or 35%, over the fourth quarter of 2011. Adjusted EBITDA increased $16.5 million to $61.8 million, or 36%, over the prior year quarter.

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Available Cash before Reserves for the full year of 2012 was a record $179.2 million compared to $138.2 million for 2011. Adjusted EBITDA increased $51.1 million to $223.8 million, or 30%, over the prior year. Available Cash before Reserves and Adjusted EBITDA are non-GAAP measures that are defined and reconciled later in this press release to the most directly comparable GAAP financial measure, net income.

•
We reported net income of $26.9 million, or $0.34 per unit for the fourth quarter of 2012 and net income of $96.3 million, or $1.23 per unit, for the full year of 2012. Net income for the fourth quarter of 2011 was $7.8 million, or $0.10 per unit, and net income for the full year of 2011 was $51.2 million, or $0.75 per unit.

•
On February 14, 2013, we paid a total quarterly distribution of $39.4 million attributable to our financial and operational results for the fourth quarter of 2012, based on our quarterly declared distribution of $0.485 per unit. Our Available Cash before Reserves provided 1.28 times coverage for this quarterly distribution.

Grant Sims, CEO of Genesis Energy, said, "We are pleased to announce another quarter and full year of record Available Cash before Reserves. Our measured, stable growth has allowed us to increase distributions to our unitholders for the thirtieth consecutive quarter, twenty-five of which have been 10% or greater over the prior year quarter, and none were less than 8.7%.
We are very excited as we enter 2013. Our existing businesses are performing consistent with our expectations. We expect to realize an increasing contribution in 2013 and into 2014 from a number of our organic projects, such as Walnut Hill, Natchez, Wink, Wyoming and Texas City. Our two largest growth projects announced to date, our SEKCO joint venture with Enterprise Products and our recently announced project around ExxonMobil's Baton Rouge refinery complex, will contribute in 2014 and accelerate into 2015. We believe we are well-positioned, given the current available capacity in our offshore oil pipelines, to benefit in the latter part of this decade from the dramatically increasing level of development activity in the deepwater Gulf of Mexico.
Last week, we completed an offering of $350 million of senior unsecured notes. The proceeds were used to pay down borrowings under our revolving credit facility and for general partnership purposes. Subsequently, we have approximately $800 million of availability under our revolving credit facility. This allows us to comfortably be able to complete all of our announced projects without having to issue equity. As a result, we believe we are very well positioned to continue to achieve our goals of delivering low double-digit growth in distributions while increasing our coverage ratio and maintaining a better than investment grade leverage ratio, all without ever losing sight of our absolute commitment to safe, reliable and responsible operations."
Financial Results
Available Cash before Reserves (a non-GAAP measure) increased to $50.5 million in the fourth quarter of 2012 as compared to $37.3 million for the same period in 2011. Available Cash before Reserves for the full year 2012 increased to $179.2 million over the previous year total of $138.2 million. The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding non-cash charges), interest expense and maintenance capital expenditures. Variances from the fourth quarter and full year of 2011 in these components are explained as follows:

Segment Margin
Segment Margin is defined below and reconciled later in this press release to income before income taxes. Segment Margin for the fourth quarter and full year of 2012 increased 39% and 30%, respectively, over the comparable 2011 periods primarily reflecting the impact of acquisitions and higher volumes in our pipeline transportation and supply and logistics segments.
Segment results for the fourth quarters and full years of 2012 and 2011 were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)
Pipeline transportation	$27,112	$17,269	$96,539	$67,908
Refinery services	19,373	19,731	72,883	74,618
Supply and logistics	26,836	15,742	92,911	59,975
Total Segment Margin (1)	$73,321	$52,742	$262,333	$202,501

(1) We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our stock appreciation rights plan and includes the non-income portion of payments received under direct financing leases. A reconciliation of Segment Margin to income before income taxes is presented for periods presented in the table at the end of this release.
Pipeline transportation Segment Margin for the fourth quarter and full year of 2012 increased 57% and 42%, respectively, over the comparable 2011 periods. The contribution from our interests in the Gulf of Mexico pipelines that we acquired in 2012 and higher crude oil tariff revenues were the primary factors increasing Segment Margin. Full year 2012 results were offset by the contribution by CHOPS, which declined by $6.4 million from 2011 due to ongoing improvements being made by producers at several connected fields. Improvements at those fields were substantially completed late in the third quarter of 2012, and total throughput levels on the pipeline have returned to levels last seen in the first quarter of 2011.

Refinery services Segment Margin decreased 2% for the fourth quarter and full year of 2012 over the comparable 2011 periods primarily due to the timing of NaHS sales to South American customers. In late 2011, we experienced a high volume of sales to these customers. Sales volumes to customers in South America can fluctuate due to scheduling of shipments. Also impacting the full year of 2012 results were longer than anticipated refinery turnarounds (in the first half of 2012) at some of our largest refinery service locations, which resulted in increased costs as a result of processing at less efficient locations to ensure uninterrupted supplies of NaHS to our customers.

Supply and logistics Segment Margin for the fourth quarter and full year of 2012 increased 70% and 55%, respectively, over the comparable 2011 periods. The primary factors for Segment Margin increasing were the contribution of the black oil barge transportation assets that we acquired in August 2011 and February 2012 and increased volumes handled by our expanded trucking, rail and barge fleets. Our total volumes of crude oil and refined products increased 48% and 32% for the fourth quarter and full year of 2012, respectively, primarily as a result of these expansions.

Other Components of Available Cash before Reserves

Corporate general and administrative expenses included in the calculation of Available Cash before Reserves increased by $4.1 million and $8.7 million for the fourth quarter and full year of 2012, respectively, over comparable 2011 results, primarily due to increased salaries and benefits associated with additional personnel to support our growth and increased equity compensation expense driven by a higher common unit price.

Interest costs for the fourth quarter of 2012 increased $2.5 million from the fourth quarter of 2011 and increased $8.9 million on a year-over-year comparison primarily as a result of increased borrowings for acquisitions and other growth projects. Capitalized interest costs attributable to our growth capital expenditures and investments in the SEKCO pipeline joint venture partially offset the increase in interest expense, resulting in a net increase in interest expense included in the calculation of Available Cash before Reserves of $1.1 million and $5.2 million for the fourth quarter and full year of 2012, respectively, over the comparable 2011 periods.

Proceeds from the sales of surplus assets decreased $1.9 million and $5.7 million for the fourth quarter and full year of 2012, respectively over the comparable 2011 periods.

Several adjustments to net income are required to calculate Available Cash before Reserves.

The calculations of Available Cash before Reserves for the fourth quarters and full years of 2012 and 2011 were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)
Net income	$26,937	$7,773	$96,319	$51,249
Depreciation and amortization	15,719	19,090	61,166	62,190
Cash received from direct financing leases not included in income	1,268	1,194	5,016	4,615
Cash effects of sales of certain assets	106	1,979	773	6,424
Effects of distributable cash generated by equity method investees not included in income	5,366	4,756	24,464	16,681
Cash effects of equity-based compensation plans	(760)	(194)	(3,280)	(2,394)
Non-cash equity-based compensation expense	988	998	4,978	311
Expenses related to acquiring or constructing assets that provide new sources of cash flow	663	847	1,679	4,376
Unrealized loss on derivative transactions excluding fair value hedges	1,337	5,373	86	724
Maintenance capital expenditures	(1,710)	(604)	(4,430)	(4,237)
Non-cash tax benefit	(66)	(2,048)	(9,222)	(2,075)
Other items, net	620	(1,816)	1,609	335
Available Cash before Reserves	$50,468	$37,348	$179,158	$138,199
Other Components of Net Income

In the fourth quarter of 2012, we recorded net income of $26.9 million compared to $7.8 million for the fourth quarter of 2011. Net income for the full year of 2012 was $96.3 million compared to $51.2 million for the full year of 2011. Other items affecting net income between the fourth quarters and full years of 2012 and 2011, other than those factors impacting Available Cash before Reserves, include depreciation and amortization, unrealized loss on derivative transactions (excluding fair value hedges), income tax benefit and non-cash expense related to certain equity-based compensation plans.

Depreciation and amortization decreased $3.4 million between the quarterly periods due to a decrease in amortization expense as we amortize our intangible assets over the period in which we expect them to contribute to our future cash flows. Generally, the amortization we record on those assets is greater in the initial years following their acquisition because our intangible assets are generally more valuable in the first years after an acquisition. Depreciation and amortization expense decreased $1.0 million between the annual periods.

Our derivative positions resulted in a $1.3 million non-cash unrealized loss in the fourth quarter of 2012 compared to a $5.4 million non-cash unrealized loss in the fourth quarter of 2011. Non-cash unrealized loss amounts were comparable between the 2012 and 2011 annual periods.

Income tax benefit decreased $1.2 million between the quarterly periods. Income tax benefit increased $8 million between the annual periods primarily due to the reversal of uncertain tax positions as a result of tax audit settlements and the expiration of statutes of limitations.

We recorded a non-cash expense related to certain equity-based compensation plans of $5 million for the full year of 2012 compared to $0.3 million in the full year of 2011. The differences were due to fluctuations in the market price of our common units and an increase in the number of awards outstanding due to growth in the number of our employees. Non-cash equity-based compensation expense was comparable between the fourth quarters of 2012 and 2011.

Distributions

We have increased our quarterly distribution rate for thirty consecutive quarters. During that period, twenty-five of those quarterly increases have been 10% or greater year-over-year. Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.045 per unit, or 10.2%. Distributions paid over the last four quarters, and the distribution paid on February 14, 2013 for the fourth quarter of 2012, are as follows:

Distribution For	Date Paid	Per Unit Amount
2012
4th Quarter	February 14, 2013	$0.4850
3rd Quarter	November 14, 2012	$0.4725
2nd Quarter	August 14, 2012	$0.4600
1st Quarter	May 15, 2012	$0.4500
2011
4th Quarter	February 14, 2012	$0.4400

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, February 14, 2013, at 8:00 a.m. Central time. This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis' operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis' operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
REVENUES	$1,054,072	$806,881	$4,070,057	$3,089,669

COSTS AND EXPENSES:
Costs of sales	995,695	763,600	3,852,782	2,910,554
General and administrative expenses	12,485	9,134	42,419	34,473
Depreciation and amortization	15,719	19,090	61,166	62,190
OPERATING INCOME	30,173	15,057	113,690	82,452
Equity in earnings (losses) of equity investees	6,374	(30)	14,345	3,347
Interest expense	(10,224)	(9,097)	(40,921)	(35,767)
INCOME BEFORE INCOME TAXES	26,323	5,930	87,114	50,032
Income tax benefit	614	1,843	9,205	1,217
NET INCOME	$26,937	$7,773	$96,319	$51,249
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.34	$0.10	$1.23	$0.75
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	81,203	71,965	78,363	67,938

Immaterial Restatement -

Annual amounts for revenues and cost of sales for 2012 include corrections to previously reported quarterly amounts for each of the first three quarters of 2012. These corrections were made to present certain sales transactions on a gross basis that previously had been recorded on a net basis. Amounts as reported and as adjusted are reflected in the table below. The corrections had no effect on previously reported operating income, net income, Segment Margin, Adjusted EBITDA or Available Cash before Reserves. There was no impact on prior years results.

	Three Months Ended
	March 31,	June 30,	September 30,
	2012	2012	2012
AS REPORTED:
REVENUES	$932,943	$922,668	$942,334
COST OF SALES	$881,842	$869,202	$888,003
OPERATING INCOME	$26,730	$27,669	$29,118

AS ADJUSTED:
REVENUES	$960,717	$1,013,431	$1,041,837
COST OF SALES	$909,616	$959,965	$987,506
OPERATING INCOME	$26,730	$27,669	$29,118

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Pipeline Transportation Segment
Onshore crude oil pipelines (barrels/day):
Texas	56,506	42,701	51,880	45,183
Jay	29,380	18,238	22,306	16,900
Mississippi	19,707	19,874	18,711	20,629
Onshore crude oil pipelines total	105,593	80,813	92,897	82,712
Offshore crude oil pipelines (barrels/day):
CHOPS (1)	149,818	110,053	96,664	120,723
Poseidon (1) (2)	225,607	—	211,375	—
Odyssey (1) (2)	36,641	—	36,157	—
GOPL (2)	9,863	—	15,191	—
Offshore crude oil pipelines total	421,929	110,053	359,387	120,723
CO2 pipeline (Mcf/day)
Free State	213,138	180,823	186,479	169,962

Refinery Services Segment
NaHS (dry short tons sold)	35,391	40,961	142,712	147,670
NaOH (caustic soda dry short tons sold)	20,752	25,413	77,492	99,702

Supply and Logistics Segment
Crude oil and petroleum products sales (barrels/day)	101,803	68,881	94,043	71,043

(1) Volumes for our equity method investees are presented on a 100% basis.
(2) Acquired in January 2012.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	December 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$11,282	$10,817
Accounts receivable - trade, net	270,925	237,989
Inventories	87,050	101,124
Other current assets	34,777	26,174
Total current assets	404,034	376,104
Fixed assets, net	565,281	416,925
Investment in direct financing leases, net	157,385	162,460
Equity investees	549,235	326,947
Intangible assets, net	75,065	93,356
Goodwill	325,046	325,046
Other assets, net	33,618	30,006
Total assets	$2,109,664	$1,730,844
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$258,053	$199,357
Accrued liabilities	54,598	50,071
Total current liabilities	312,651	249,428
Senior secured credit facility	500,000	409,300
Senior unsecured notes	350,895	250,000
Deferred tax liabilities	13,810	12,549
Other long-term liabilities	15,813	16,929
Partners' capital:
Common unitholders	916,495	792,638
Total liabilities and partners' capital	$2,109,664	$1,730,844

Units Data:
Total common units outstanding	81,202,752	71,965,062

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN TO INCOME BEFORE INCOME TAXES - UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Segment margin	$73,321	$52,742	$262,333	$202,501
Corporate general and administrative expenses	(11,615)	(8,417)	(38,374)	(31,685)
Non-cash items included in general and
administrative costs	175	317	1,500	(72)
Cash expenditures not included in Adjusted EBITDA	663	847	1,679	4,376
Cash expenditures not included in net income	(794)	(210)	(3,383)	(2,476)
Adjusted EBITDA	61,750	45,279	223,755	172,644
Depreciation and amortization	(15,719)	(19,090)	(61,166)	(62,190)
Interest expense, net	(10,224)	(9,097)	(40,921)	(35,767)
Cash expenditures not included in Adjusted EBITDA
or net income	131	(637)	1,704	(1,900)
Adjustment to exclude distributions from equity
investees and include equity in investees net income	(5,366)	(4,756)	(24,464)	(16,681)
Non-cash compensation charges	(988)	(998)	(4,978)	(311)
Other non-cash items	(3,261)	(4,771)	(6,816)	(5,763)
Income before income taxes	$26,323	$5,930	$87,114	$50,032

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	December 31, 2012
Senior secured credit facility	$500,000
Senior unsecured notes (excluding unamortized premium of $895)	350,000
Less: Outstanding inventory financing sublimit borrowings	(63,900)
Less: Cash and cash equivalents	(11,282)
Adjusted Debt (1)	$774,818

	Pro Forma LTM (2)
	December 31, 2012
Adjusted EBITDA (as reported)
1st Quarter 2012	$51,124
2nd Quarter 2012	54,259
3rd Quarter 2012	56,622
4th Quarter 2012	61,750
LTM Adjusted EBITDA	223,755
Acquisitions and material projects EBITDA adjustment (3)	18,089
Pro Forma EBITDA	$241,844

Adjusted Debt-to-Pro Forma EBITDA	3.20	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (excluding any unamortized premiums or discounts), less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM"). The most comparable GAAP measure to Adjusted EBITDA, income before income taxes, was $19.6 million for the first quarter of 2012, $18.5 million for the second quarter of 2012, $22.7 million for the third quarter of 2012, and $26.3 million for the fourth quarter of 2012. Reconciliations of Adjusted EBITDA to income before income taxes for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects and includes Adjusted EBITDA (using historical amounts) since the beginning of such calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. Historical results may not be indicative of future results. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q for additional information and risk factors that may affect these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement.

This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of available cash and Adjusted EBITDA. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available Cash before Reserves. Available Cash before Reserves, also referred to as distributable cash flow, is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because Available Cash before Reserves excludes some items that affect net income or loss and because these measures may vary among other companies, the Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies.

Available Cash before Reserves is a performance measure used by our management to compare cash flows generated by us to the cash distribution paid to our common unitholders. This is an important financial measure to our public unitholders since it is an indicator of our ability to provide a cash return on their investment. Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash before Reserves is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

Available Cash before Reserves is net income as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets) and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

Adjusted EBITDA. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income. We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516